UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 7, 2006

PENN NATIONAL GAMING, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-24206	23-2234473
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

825 Berkshire Blvd., Suite 200
Wyomissing Professional Center
Wyomissing, PA	19610
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 373-2400

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On November 7, 2006, Zia Park, LLC (the “Buyer”), a wholly owned subsidiary of Penn National Gaming, Inc. (“Penn”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Zia Partners, LLC (“Zia”) and (solely with respect to specified sections thereof which relate to Penn’s guarantee described below) Penn, whereby the Buyer will acquire from Zia the Black Gold Casino and Zia Park Racetrack located on approximately 320 acres in Hobbs, New Mexico, and all related assets of Zia for a purchase price of $200 million in cash, subject to a working capital adjustment and certain other adjustments, and will assume specified liabilities of Zia.  Upon the execution of the Asset Purchase Agreement, the Buyer made a deposit of $10 million toward the purchase price.  Penn has guaranteed the payment and performance of the Buyer’s obligations under the Asset Purchase Agreement. The closing of the transaction is subject to regulatory approvals and other customary closing conditions.  Penn intends to fund this purchase with additional borrowings under its existing $750 million revolving credit facility.

The foregoing description of the Asset Purchase Agreement is not complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

On November 7, 2006, Penn issued a press release announcing the execution of the Asset Purchase Agreement, a copy of which press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit 10.1

Asset Purchase Agreement, dated as of November 7, 2006, by and among Zia Partners, LLC, Zia Park, LLC and (solely with respect to Section 2.6 and Articles VI and XII thereof) Penn National Gaming, Inc.

Exhibit 99.1	Press release issued by Penn National Gaming, Inc. on November 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN NATIONAL GAMING, INC.
(Registrant)

	By:	/s/Robert S. Ippolito
Date: November 9, 2006	Robert S. Ippolito
Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit

Exhibit 10.1

Asset Purchase Agreement, dated as of November 7, 2006, by and among Zia Partners, LLC, Zia Park, LLC and (solely with respect to Section 2.6 and Articles VI and XII thereof) Penn National Gaming, Inc.

Exhibit 99.1	Press release issued by Penn National Gaming, Inc. on November 7, 2006.